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                                                                    EXHIBIT 99.2

                              G & L REALTY CORP.




                                 July 19, 2001


VIA FACSIMILE (310) 552-3209
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Mr. Lyle Weisman
Mr. Asher Gottesman
Mr. Len Fisch
Mr. Igor Korbatov
c/o Aaron A. Grunfeld, Esquire
Resch, Polster, Alpert & Berger, LLP
10390 Santa Monica Boulevard
Fourth Floor
Los Angeles, California 90025-5058

     Re:  Offer to Purchase G & L Realty Corp.
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Gentlemen:

          The Special Committee (the "Committee") of the Board of Directors of G & L Realty Corp. (the "Company") is in receipt of your offer letter, dated June 5, 2001, as amended by your letters dated June 22, 2001 and July 6, 2001 (the "WGFK Offer"), and has authorized me to present for your consideration the terms under which the Committee would be willing to recommend to the Board of Directors that it proceed with an acquisition by you. The Committee has secured a waiver from G & L Realty Acquisition, LLC ("Acquiror) from compliance with
Section 4.1 of the Agreement and Plan of Merger, dated as of May 10, 2001, between Acquiror and the Company (the "Merger Agreement") for the purpose of delivering this letter to you and entering into discussions and negotiations with you and your counsel regarding the terms set forth in this letter.

          As you are aware, the Merger Agreement provides that Acquiror has the right to terminate the Merger Agreement in the event that, among other things, the Board of Directors or Committee approves or recommends, or resolves to approve or recommend, any Acquisition Proposal (as defined) by a party other than Acquiror. Upon any such termination of the Merger Agreement, the Company would be required to pay to Acquiror, within two business days, the sum of $750,000, and promptly upon receipt, but no later than two business days of receipt, to pay or reimburse Acquiror Parties (as defined) for all their reasonable fees and expenses. This payment and reimbursement would also be required of the Company if it terminates the Merger Agreement under certain circumstances, which include a determination by the Board or the Committee that an Acquisition Proposal constitutes a Superior Acquisition Proposal (as defined).
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Mr. Lyle Weisman, et al.
July 19, 2001
Page 2


          If the Committee were to approve or recommend any proposal or offer with respect to a transaction whereby you would acquire the Company or any of its equity securities, either Acquiror or the Company would be able to terminate the Merger Agreement, in which case the Company would become obligated for these payments without any assurance that the proposal or offer would result in an acquisition and payment of the proposed cash consideration to the common stockholders. In this connection, the Committee questions whether there is a reasonable possibility that such an acquisition could be consummated. The Committee has been advised that Messrs. Gottlieb and Lebowitz do not intend to support your proposal. Additionally, the Committee was informed late last week by Messrs. Gottlieb and Lebowitz that a small number of individual stockholders of the Company have indicated that they would not support your acquisition of control of the Company. The Committee understands that the number of shares of common stock held by such persons, when aggregated with the shares of common stock and common stock equivalents held by Messrs. Gottlieb and Lebowitz, could be sufficient to prevent you from obtaining either the vote necessary to approve a merger or a sufficient number of shares of common stock to constitute, together with the shares you already own, not less than 50.1% of the common stock as outlined in the WGFK Offer. The Committee has not undertaken to verify such persons' intentions and has no independent knowledge as to whether such information is in fact accurate.

          The Committee has been advised that Messrs. Gottlieb and Lebowitz remain opposed to any transaction which would result in the loss of their investment in or current control position with respect to the Company. However, they have issued a waiver permitting the Committee to deliver this proposal and are willing to take the risk that holders of a majority of the Company's outstanding common stock will approve your proposed acquisition of control of the Company. It should be noted that the delivery of this proposal to you does not reflect, and should not be interpreted as, a determination by the Committee either (a) that $16.00 per share is a fair price for a controlling interest in the Company or (b) that $12.00 per share for the acquisition of shares of common stock in the Company held by the public is not a fair price.

          In light of the foregoing, the Committee does not believe that the stockholders of the Company should bear the economic risk of your potential failure to obtain the requisite vote or share ownership. If you believe that you can secure the necessary vote or tender of shares and are prepared to bear the economic risk in the event that this does not occur, the Committee is prepared to come to agreement on the terms under which it would be prepared to support your proposal, which are as follows:

          1)   Acquisition of the Company.  The purchase price for all of the
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issued and outstanding common stock of the Company (other than the shares held by you) shall be not less than $16.00 per share, payable all in cash. Outstanding options would be purchased for a cash price equal to the excess of the purchase price of not less than $16.00 over the exercise price of such options, less required withholding of taxes. Assuming you contemplate a merger of the
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Mr. Lyle Weisman, et al.
July 19, 2001
Page 3


Company with an entity to be formed by you, the common stockholders (other than you) shall receive a price of not less than $16.00 per share for all their shares. In the event that you elect to proceed first with a tender offer which is followed by a merger, a price of not less than $16.00 per share shall be offered to the Company's common stockholders in the tender offer and paid to the remaining common stockholders (other than you) in the second-step merger. Whichever of these structures you select, you (or any acquisition entity formed by you) will promptly enter into a definitive merger agreement with the Company (the "Acquisition Agreement") setting forth the structure and with other terms substantially similar to those set forth in the Merger Agreement (except as otherwise contemplated herein). The Committee is only prepared to recommend to the Board an acquisition in which all the common stockholders receive a price of not less than $16.00 per share. You shall promptly provide to the Committee a business plan for the Company, including a pro forma balance sheet for any acquisition entity formed by you, in order that the Committee can assure itself that the contractual obligations of the Company to holders of its preferred stock and debt will be adequately provided for following any change of control transaction. Review and approval by the Committee of your business plan is a prerequisite to any favorable recommendation by the Committee of your proposed acquisition of the Company.

          2)   No Contingencies.  There shall be no contingencies for due
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diligence or financing as a condition to consummation of any merger pursuant to the Acquisition Agreement or any tender offer that you would undertake.

          3)   Good Faith Payment.  If you wish to proceed on the basis outlined
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in this letter, you will deliver to the Company, by cashier's check or wire transfer, the sum of $2.5 million. The Committee has been advised that this represents a portion of the fees and expenses which have been incurred by the Company to date in connection with the offer made by Messrs. Gottlieb and Lebowitz and the additional fees and expenses which would be incurred by the Company and paid to the Acquiror or the Acquiror Parties upon the termination of the Merger Agreement. (It has been estimated by the Company that the actual fees and expenses may exceed $3.0 million.) This payment by you shall be nonrefundable, but the Company would be obligated to pay you a termination fee in the amount of $2.5 million in the event that your acquisition does not take place due to a material breach by the Company of its obligations under the Acquisition Agreement. Accordingly, if for any other reason your acquisition is not completed, no termination fee will be payable to you. You should note that in the event either Acquiror or the Company terminates the Merger Agreement due to approval or recommendation of your proposal, the amounts due Acquiror and the Acquiror Parties will be paid by the Company as required by the terms of the Merger Agreement.

          The foregoing shall not be considered a counter offer that, upon acceptance by you, would become legally binding. However, if these terms are satisfactory, the Committee will proceed with its recommendation to the Board of Directors subject to your prior execution and delivery of a mutually satisfactory, legally binding term sheet incorporating the foregoing terms and your payment of the $2.5 million to the Company.
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Mr. Lyle Weisman, et al.
July 19, 2001
Page 4


          If you have any questions, please do not hesitate to contact the Committee through its counsel at the following address and phone number:

               Sharon A. Kroupa, Esquire
               Ballard Spahr Andrews & Ingersoll, LLP
               300 East Lombard Street, Suite 1900
               Baltimore, Maryland  21202
               Telephone:  (410) 528- 5577
               Facsimile:  (410) 528-5650

          We hope to receive your response by 5:00 p.m., Pacific time, on Thursday, July 26, 2001, in the absence of which we will assume the foregoing terms would not be acceptable and will proceed as we deem appropriate.

                                             Very truly yours,

                                             THE SPECIAL COMMITTEE OF THE
                                             Board of Directors of G & L
                                             REALTY CORP.


                                             By:  /s/ S. Craig Tompkins
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                                                  S. Craig Tompkins, Chairman